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                                                    Exhibit 10(h)

                        H & R BLOCK, INC.

                         RETIREMENT PLAN
                    FOR NON-EMPLOYEE DIRECTORS

                (Adopted March 2, 1988 and amended
                   and restated June 29, 1988)

         The Retirement Plan (the "Plan") for Non-Employee
Directors of H & R Block, Inc. (the "Company") is adopted effective March 1, 1988.

         1. PURPOSES. The purposes of the Retirement Plan for Non-Employee Directors of H & R Block, Inc. are to provide incentives and rewards to Non-Employee Directors, to assist the Company in attracting and retaining Non-Employee Directors with experience and ability, and to provide for the orderly retirement of Non-Employee Directors.

         2. STATEMENT OF RETIREMENT POLICY. It shall be the policy of the Company that a Non-Employee Director of the Company shall be retired as of the Annual Meeting of Shareholders of the Company next following the date on which the Director attains the age of 72 years.

         3. ELIGIBILITY FOR BENEFITS. A Director shall be eligible for benefits under this Plan if and only if he satisfies the criteria of Section 3(a) or 3(b) of the Plan.

            (a) (i) The Director shall have been retired as a Director of the Company as of either (A) the Annual Meeting of Shareholders of the Company next following the date on which such Director attains the age of 72 years, or (B) the meeting of the Board of Directors at which the Board determines that the Director has suffered a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code, or any corresponding provision of succeeding law;

                 (ii) as of the date of his retirement, he shall have continuously served as a Director of the Company for a period of not less than 5 years; and

                 (iii) he shall not at any time have been an employee of the Company or any of its direct or indirect subsidiaries.

            (b) (i) The Director shall have been a Director of the Company prior to a change in control of the Company (as defined in Section 10 of this Plan) and shall have ceased to be a Director of the Company for any reason whatsoever within one year after a change in control of the Company (as defined in Section
10 of this Plan); and
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                 (ii) he shall not any time have been an employee
of the Company or any of its direct or indirect subsidiaries.

         If a Director does not meet the eligibility criteria of
Section 3(a) or 3(b) of this Plan, then he shall not be entitled to any benefit whatsoever under this Plan.

         4. BENEFIT AMOUNT. The annual benefit under this Plan shall be an amount equal to the largest annual director's fees (excluding meeting fees or other special fees) paid by the Company at any time during the year preceding the date on which the Director retires or ceases to be a Director of the Company. The annual benefit shall be payable for the term set forth in
Section 5 of this Plan.

         5. PAYMENT OF BENEFIT. (a) In the case of a retirement by a Director under the circumstances described in Section 3(a), the benefit shall be payable in quarter-annual installments, commencing 90 days following the date of the Director's retirement and continuing quarterly thereafter for the life of the Director.

            (b) In the case of a Director ceasing to be a Director under the circumstances described in Section 3(b), the benefit shall be payable in quarter-annual installments, commencing 90 days after the Director ceases to be a Director of the Company and continuing quarterly thereafter for a term equal to the shortest of the following: (i) the term during which the Director served as a Director of the Company, (ii) the life of the Director, or (iii) if the benefit payable hereunder would otherwise constitute a "parachute payment," the longest term during which the aggregate "present value" of the payments hereunder would be less than three times the Director's "base amount". For purposes of this Section 5(b)(iii), the terms "parachute payment," "present value" and "base amount" shall have the meanings set forth in Sections 280G(b)(2)(A), 280G(d)(4) and 280G(b)(3) of the Internal Revenue Code, or any corresponding provision of succeeding law.

         6. EFFECT OF DEATH. The Director shall be entitled to the full quarter-annual installment of his benefit for the quarter in which he dies, which shall be paid to his Estate. Except for such installment, the benefits paid hereunder shall automatically terminate upon the death of the Director, and no benefits shall be paid to any other person.

         7. NO ASSIGNMENT. No right or interest in or to benefits under this Plan shall be assignable or transferrable or shall be subject to any lien, obligation or liability of any Director or any other person.

         8. ADMINISTRATION. This Plan shall be administered by the Vice President-Finance of the Company or such other officer of the Company as may be designated by the Chief Executive Officer of the Company. The Plan Administrator's decisions regarding interpretation and application of the Plan shall be
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binding on all parties.  The costs and expenses of administering the Plan shall be borne by the Company. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any benefit under the Plan.

         9. DISCRETION TO AMEND OR TERMINATE. (a) This Plan shall remain in effect until and unless terminated by the Board of Directors of the Company.

            (b) Except as provided in Section 9(c) of this Plan, the Board of Directors reserves the right, in its sole and absolute discretion, to alter, amend, suspend or terminate this Plan at any time. In any such event, no Director then serving on the Board of Directors shall have any vested right or interest in any benefit whatsoever which might have otherwise been paid under this Plan; provided, however, that any former Director receiving or entitled to receive benefits under this Plan at the time of any such event shall not be affected and such former Director shall receive his benefit during his lifetime.

            (c) If a change in control of the Company (as defined in Section 10 of this Plan) occurs, then each and every Director who is a Director on the day immediately preceding the change in control of the Company (as defined in Section 10 of this Plan) shall be 100% vested in all benefits payable under this Plan and the Board of Directors shall not have the right or power to alter, amend, suspend or terminate this Plan in any way which would reduce, eliminate, defer or otherwise adversely affect the benefits payable to such Directors.

         10.  CHANGE IN CONTROL OF THE COMPANY.

             (a) "Change in control of the Company" means (i) a tender offer, stock purchase or series of stock purchases which result in any Person becoming the beneficial owner (as defined on June 1, 1983, in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) of 15% or more of the outstanding shares of the Company entitled to vote for the election of directors, or (ii) the election of a member or members of the Board of Directors of the Company who was or were not nominated to serve as a director or directors by the Board of Directors or the Nominating Committee of the Board of Directors of the Company, unless at least two-thirds of the Company's Continuing Directors vote to approve such tender offer, stock purchase, series of stock purchases or election.

            (b) "Person" means and any individual, corporation, partnership or other person or entity, and its Affiliates and Associates (as defined on June 1, 1983, in Rule 12b-2 under the Exchange Act).
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            (c) "Continuing Director" means (i) any member of
the Board of Directors of the Company who was nominated to serve as a director by the Board of Directors or the Nominating Committee of the Board of Directors of the Company, and (ii) and other member of the Board of Directors whose election was approved by a vote of a majority of the Continuing Directors.

         11. NO FURTHER OBLIGATION. Nothing in this Plan is intended or shall be construed to impose upon the Company any obligation whatsoever to continue any Director as a Director of the Company or to nominate any Director for election or reelection as a Director of the Company.